Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG Systems International Prices

Senior Subordinated Convertible Notes

ENGLEWOOD, CO (Feb. 24, 2010) — CSG Systems International, Inc. (NASDAQ:CSGS) today announced the pricing of its offering of $130 million aggregate principal amount of 3.0% Senior Subordinated Convertible Notes due 2017 (the “notes”) in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The notes will be CSG’s general unsecured obligations and will be subordinated to all its future senior indebtedness. The offering is expected to close on March 1, 2010, subject to customary closing conditions. CSG has granted the initial purchasers a 30-day over-allotment option to purchase up to an additional $20 million aggregate principal amount of notes.

Interest on the notes will be paid semi-annually in arrears at a rate of 3.0% per year on March 1 and September 1 of each year, beginning on September 1, 2010. The notes will mature on March 1, 2017 unless previously converted or repurchased.

Under certain circumstances, the notes will be convertible into cash up to the principal amount and, at CSG’s option, shares of CSG’s common stock up to a certain limit, cash or a combination thereof with respect to any conversion value above the principal amount. The notes will be convertible at an initial conversion rate of 40.8998 shares of CSG’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $24.45 per share of CSG’s common stock and represents a 25% conversion premium over the closing price of CSG’s common stock of $19.56 per share on February 24, 2010.

After deducting the initial purchasers’ discounts and commissions and CSG’s estimated expenses, CSG expects to use the net proceeds from the offering of the notes to fund the repurchase of 1.5 million shares of its common stock from one of the initial purchasers and for general corporate purposes, which may include the repurchase of a portion of its $170.3 million of outstanding 2.5% Senior Subordinated Convertible Contingent Debt Securities (which mature in 2024, but may be repurchased by CSG at the holders’ option in June 2011) and the payment of any related tax liabilities. The stock repurchase would be part of CSG’s existing stock repurchase program and would be paid for concurrently with the issuance of the notes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor will there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. The notes and the shares of CSG’s common stock underlying such securities have not been registered under the Securities Act, or any applicable state securities laws, and will be offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Forward-Looking Statements

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) the concentration of approximately two-thirds of CSG’s revenues with four clients; as a result, the loss of business from any one of those clients could potentially have a material adverse impact to CSG’s financial results; 2) CSG’s dependency on a variety of secured computing environments and communications networks, as well as risks inherent to transitioning data centers, thus subjecting CSG to the risks of extended interruptions, outages, unauthorized access and corruption of data; 3) CSG’s ability to continuously protect against unauthorized access to confidential and personally identifiable information; 4) the timing, duration, and degree of an economic turnaround are uncertain; thus there can be no assurances regarding the performance of our business, and the potential impact to our clients and key vendors, resulting from the current economic conditions; 5) continued market acceptance of CSG’s Advanced Convergent Platform (ACP) and related solutions; 6) CSG’s ability to continuously develop and enhance solutions in a timely, cost-effective, technically advanced, high-quality, and competitive manner; 7) CSG’s ability to implement new solutions, and migrate or convert clients to our solutions in a timely and effective manner; 8) CSG’s dependency on the North American communications industry; as a result, key market factors such as further industry consolidation, new market entrants that may not be clients of CSG, macroeconomic conditions affecting the credit and equity markets generally, and/or the financial status of CSG clients may affect CSG’s ability to maintain and expand market share; 9) increasing competition in our market from companies of greater size and with broader presence in the communications sector, thus exerting greater influence over client buying decisions; 10) CSG’s ability to successfully integrate and manage acquired businesses, technology or assets to achieve the expected strategic, operating and financial goals established for such acquisitions; and 11) CSG’s continued ability to protect its intellectual property rights. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the Securities and Exchange Commission.

For more information, contact:

Liz Bauer, Investor Relations

CSG Systems

Phone: (303) 804-4065

E-mail: liz_bauer@csgsystems.com

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